Exhibit (k)(i)(a)

First Amendment to Transfer Agency and Service Agreement

This First Amendment (“Amendment”), effective as of August 1, 2012 (“Effective Date”), is to the Transfer Agency and Service Agreement (the “Agreement”) dated January 1, 2011, by and among Computershare Inc., formerly known as Computershare Shareholder Services, Inc., and its fully owned subsidiary Computershare Trust Company, N.A. (collectively, “Transfer Agent”) and each of the Gabelli Closed-End Investment Companies listed on Exhibit A attached to the Agreement (each, a “Company”).

WHEREAS, each Company and the Transfer Agent are parties to the Agreement; and

WHEREAS, each Company and the Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Designation of a New Class of Shares. The Series G Cumulative Preferred Stock (the “Series G Preferred”) of The Gabelli Equity Trust Inc., a Company under the Agreement (the “Fund”), is hereby designated by the Fund as a new class of Shares covered under the Agreement.

2. Amendment of the Agreement. In order that the Series G Preferred may be designated as a class of Shares under the Agreement, including, without limitation, any and all schedules and exhibits thereto, the Fund agrees and binds itself to the terms and conditions thereof with respect to the Series G Preferred and acknowledges that by its execution and delivery of this Amendment it shall assume all of the obligations and shall be entitled to all of the rights, duties and obligations of a Company with respect to a class of Shares, as if the Series G Preferred were an original designated class of Shares under the Agreement.

3. Exhibit. Exhibit A is hereby deleted in its entirety and replaced with the new Exhibit A attached hereto, which reflects the addition of the Series G Preferred to the Agreement.

4. Capitalized Terms. Capitalized terms not defined herein shall have the same meaning as set forth in the Agreement.

5. Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7. Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

THE GABELLI CLOSED-END INVESTMENT COMPANIES LISTED ON EXHIBIT A ATTACHED TO THE AGREEMENT

By:	/s/ Agnes Mullady

Name:	Agnes Mullady

Title:	Vice President, Gabelli Funds, LLC

Date:	August 23, 2012

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.
On behalf of both entities

By:	/s/ Dennis V. Moccia

Name:	Dennis Moccia

Title:	Manager, Contract Administration

Date:	August 7, 2012

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